As filed with the Securities and Exchange Commission on April 27, 2006

                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                         AMERICAN BIO MEDICA CORPORATION
             (Exact name of registrant as specified in its charter)

          New York                                        14-1702188
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

             122 Smith Road                                 12106
          Kinderhook, New York                            (Zip Code)
(Address of principal executive offices)
              800-227-1243

                                 Stan Cipkowski
                             Chief Executive Officer
                                 122 Smith Road
                           Kinderhook, New York 12106
                                 (800)-227-1243

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Richard L. Burstein, Esq.
                  Tuczinski, Cavalier, Burstein & Collura, P.C.
                           54 State Street, Suite 803
                             Albany, New York 12207
                                 (518)-463-3990

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the Registration Statement becomes effective as the selling shareholder may determine.

      If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

      If this form is to be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                                  Proposed
                                                                   maximum          Maximum
      Title of each class                                      offering price      aggregate          Amount of
of securities to be registered     Amount to be registered        per share     offering price    registration fee
---------------------------------------------------------------------------------------------------------------------
 Common Shares, par value $.01           400,000 shares            $0.98(1)       $392,000(1)            $42
 per share

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices for such common shares on April 25, 2006 as reported on the Nasdaq SmallCap Market.

                                   PROSPECTUS

                         AMERICAN BIO MEDICA CORPORATION
                              400,000 COMMON SHARES

      This is an offering of up to 400,000 common shares, par value $0.01 a share, of American Bio Medica Corporation, all of which are common shares issuable upon the exercise of warrants. All of these securities are being offered by the Selling Shareholder identified on page 12.

      The last reported sale price of the common shares, which are listed on The Nasdaq SmallCap Market under the symbol "ABMC," was $1.00 per share on April 25, 2006. Our headquarters are located at 122 Smith Road, Kinderhook, New York 12106. Our telephone number is (800) 227-1243.

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THESE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 27, 2006.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY                                                             2
THE COMPANY                                                                    2
THE OFFERING                                                                   3
RISK FACTORS                                                                   4
USE OF PROCEEDS                                                               11
SELLING SHAREHOLDERS                                                          12
PLAN OF DISTRIBUTION                                                          12
LEGAL MATTERS                                                                 13
EXPERTS                                                                       13
WHERE YOU CAN FIND ADDITIONAL INFORMATION                                     13

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      This summary highlights our business and other selected information contained elsewhere in the prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus carefully, including our financial statements and other information incorporated by reference in this prospectus, before deciding to invest.

                                   THE COMPANY

      We develop, manufacture and market biomedical technologies and products intended for the immediate, point of collection screening for drugs of abuse. Our Rapid Drug Screen(R), Rapid One(R), Rapid TEC(R), RDS(R) InCup(R) and Rapid TOX(TM) are urine-based kits, and our OralStat(R) is an oral fluid based kit. All of our test kits are easy to use, cost-effective, highly accurate and reliable tests for the presence of drugs of abuse in individuals. We own several patents that are used in our product lines. We also market the Rapid Reader(TM), a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program. We manufacture all of our point of collection drug test kits however we do not manufacture the Rapid Reader.

      We can produce various configurations and combinations of drug test kits for our customers, which can include one to twelve drugs per test kit depending on the product the customer chooses. Our products can contain tests that detect the following fourteen classes of drugs: cocaine, THC (marijuana), opiates (available at either 300 ng/ml or 2000 ng/ml), amphetamine, PCP, benzodiazepines, methamphetamines, barbiturates, tricyclic antidepressants, methadone, oxycodone, MDMA (Ecstasy), propoxyphene and buprenorphine.

      Our point of collection test kits are competitively priced and accurate. We also believe that our products are easier to use than most other competitive products. Controlled tests conducted by an independent laboratory, American Medical Laboratories, compared the results obtained when using our test kits with the results produced by EMIT II, an enzyme immunoassay laboratory test, and found greater than 99% correlation of results.

      Our tests require marketing clearance from the Food and Drug Administration, or FDA. We have received 510(k) clearance for our 9 panel Rapid Drug Screen test. With this approval and the approvals obtained related to our Rapid One dipsticks, we can offer a variety of combinations to meet customer requirements, both in multiple panel tests and individual Rapid One tests. In addition, the testing strips contained in the RDS InCup are the same as those testing strips contained within the RDS. Therefore, the RDS InCup can be offered in a variety of combinations to meet customer requirements

      In November 2004, we received our third 510(k) clearance related to our Rapid TEC product line (we previously received clearances in 2002 and 2003). With this third clearance ABMC can provide clinical customers with various configurations of 2 to 14 classes of drugs of abuse. In July 2005 we received 510(k) clearance on the Rapid Reader. This was the first all-inclusive drug screen result interpretation and data management system that received 510(k) clearance from FDA. The clearance allows ABMC to provide the Rapid Reader to customers in clinical markets. We have submitted an application for 510(k) clearance for our Rapid TOX product line to FDA and are currently awaiting FDA's decision on the application. The OralStat has not received 510(k) clearance from FDA and is currently available for "forensic use only".

      In addition to manufacturing, marketing and selling our point of collection devices, we also perform contract manufacturing for non-affiliated POC diagnostic companies. Currently we manufacture test components for the detection of:

      o TB (Tuberculosis; a highly contagious disease responsible for more deaths than any other infectious disease according to the World Health Organization);
      o     HIV (Human Immunodeficiency Virus; the virus that causes AIDS);
      o RSV (Respiratory Syncytial Virus; the most common cause of lower respiratory tract infections in children worldwide); and
      o     Fetal amniotic membrane rupture.

      We do not currently derive a significant portion of our revenues from contract manufacturing.

                                  THE OFFERING

      This is an offering of up to 400,000 common shares, par value $0.01 a share, of American Bio Medica Corporation common stock, all of which are common shares issuable upon the exercise of warrants. On April 28, 2000, in connection with our sale of 1,408,450 common shares for $2,000,000 ($1.42 per share) in a private placement to Seaside Partners, L.P. ("Seaside"), we issued a 5 year warrant to Seaside to purchase 953,283 common shares of our stock at an exercise price of $1.17 per share. These common shares were registered by ABMC in an SB-2 Registration Statement filed with the Commission on November 17, 2000. To settle a penalty owed to Seaside because of the late effective registration statement, we adjusted the exercise price of the 953,283 warrant shares from $1.17 to $0.95 in February 2001.

      In November 2003, the Seaside warrant was transferred and the common shares underlying the exercise of the warrants and respective rights and obligations under the Common Stock Purchase Agreement were assigned to Steven Grodko ("Grodko"). As of the date of this Prospectus, Grodko has exercised 553,283 warrants, leaving a balance of 400,000 warrants. In October 2005, the Company entered into an Extension Agreement and registration letter agreement with Grodko in which the Company extended the term of the warrant. The Grodko warrant will now expire on October 28, 2006. (the Extension Agreement and registration letter agreement were filed as Exhibits 4.18 and 4.19 respectively to ABMC's Annual Report on Form 10-KSB filed with the Commission on March 31,
2006).

         All of these securities are being offered by the Selling Shareholder identified on page __, below. We are registering the Selling Shareholder's resale of these securities. The registration of these common shares does not necessarily mean that any of them will be offered or sold by the Selling Shareholder. The securities may be sold directly by the Selling Shareholder or through brokers, dealers or agents in private or market transactions. In connection with any sales, the Selling Shareholder and any brokers, dealers or agents participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholder" and "Plan of Distribution."

                                  RISK FACTORS

We have a limited operating history, which may make it difficult to accurately forecast our future revenues and other operating results.

      We began selling our drugs of abuse screening products in 1996 and began providing contract manufacturing services for other companies in late 2001. As a result, we have only a limited operating history upon which one may evaluate our business and prospects. Our limited operating history may make it difficult or impossible for analysts or investors to accurately forecast regarding our future revenues and other operating results and the price of our securities could decline substantially.

We have a history of incurring net losses.

      Since inception in 1992 through the fiscal transition period ending December 31, 2001, we incurred net losses. We began earning profits in the fiscal year ending December 31, 2002 and continued to be profitable through December 31, 2004. However, in the fiscal year ending December 31, 2005, we incurred a net loss of $376,000. As of December 31, 2005, we have an accumulated deficit of $13.5 million. We expect to continue to make substantial expenditures for sales and marketing, product development and other purposes. Our ability to achieve profitability in the future will primarily depend on our ability to increase sales of our products, reduce production and other costs and successfully introduce new products and enhanced versions of our existing products into the marketplace. There can be no assurance that we will be able to increase our revenues at a rate that equals or exceeds expenditures. Our failure to do so will result in our incurring additional losses.

Our products are sold in limited markets and the failure of any one of them to achieve widespread market acceptance would significantly harm our results of operation.

      We offer a number of drugs of abuse screening products that are sold in limited markets, and we currently derive most of our revenues from sales of our drugs of abuse screening product line. To attain break-even results of operations, given current levels of operating expenses, we must achieve approximately $3.3 million in quarterly revenues from our products. In addition, the markets in which we sell our products are cost competitive. If we are required to lower our prices to our customers, our revenue levels could be negatively impacted which would adversely affect our gross profit margins. If our products do not achieve and maintain this level of revenue, or maintain certain gross profit margins, our results of operations would be significantly harmed.

      In addition, we only began selling our drugs of abuse product line in 1996, and cannot yet predict whether they will gain further widespread market acceptance. Achieving market acceptance for our drug tests will require substantial marketing efforts and expenditure of significant funds to inform potential distributors and customers of the distinctive characteristics, benefits and advantages of our test kits. A number of our products have only recently been introduced in the marketplace (with our most recent additions being the OralStat and RDS InCup, introduced in July 2004 and the Rapid TOX, introduced in July 2005). We have no history upon which to base market or customer acceptance of these products. Introduction of the OralStat, RDS InCup and Rapid TOX have required, and may continue to require substantial marketing efforts and expenditure of funds.

      Due to the variety and complexity of the environments in which our customers operate, our products may not operate as expected. This could result in cancelled orders, delays and increased expenses. In addition, the success of competing products and technologies, pricing pressures or manufacturing difficulties could further reduce our profitability and the price of our securities.

If we fail to keep up with technological factors and fail to develop our products, we may be at a competitive disadvantage.

      The point of collection drug testing market is highly competitive. Several companies produce drug tests that compete directly with our drugs of abuse product line, including Varian, Inc., Biosite Diagnostics and Medtox Scientific, Inc. in the urine point of collection testing market and OraSure Technologies, Inc. in the saliva point of collection testing market. As new technologies become introduced into the point of collection testing market, we may be required to commit considerable additional efforts, time and resources to enhance our current product portfolio or develop new products. Our success will depend upon new products meeting targeted product costs and performance, in addition to timely introduction into the marketplace. We are subject to all of the risks inherent in product development, which could cause material delays in manufacturing.

We rely on third parties for raw materials used in our drugs of abuse products and in our contract manufacturing processes.

      We currently have approximately 68 suppliers who provide us with the raw materials necessary to manufacture our drug testing strips and our drugs of abuse screening products. For most of our raw materials we have multiple suppliers however, there are a few chemical raw materials for which we only have one supplier. The loss of one or more of these suppliers, the non-performance of one or more of their materials or the lack of availability of raw materials could suspend our manufacturing process related to our drugs of abuse products. This interruption of the manufacturing process could impair our ability to fill customers' orders as they are placed, which would put us at a competitive disadvantage.

      Furthermore, we rely on a number of third parties for supply of the raw materials necessary to manufacture the test components we supply to other diagnostic companies under contract manufacturing agreements. For most of these raw materials we have multiple suppliers however, there are a few chemical raw materials for which we only have one supplier. The loss of one or more of these suppliers could suspend the strip manufacturing process and this interruption could impair our ability to perform contract manufacturing services.

We have a significant amount of raw material and "work in process" inventory on hand that may not be used in the next twelve months if the expected configuration of sales orders are not received at our projected levels.

      We currently have approximately $2.043 million in raw material components for the manufacture of our product at December 31, 2005. The non-chemical raw material components may be retained and used in production indefinitely and the chemical raw materials components have lives in excess of 20 years. In addition to the raw material inventory, we have approximately $2.049 million in manufactured testing strips, or other "work in process" inventory at December 31, 2005. The components of this work in process inventory have lives of 12-18 months. If sales orders received are not for devices that would utilize the raw material components, or if product developments make the raw materials obsolete, we may be required to dispose of the unused raw materials. In addition, since the components of the work in process inventory have lives of 12-18 months, if sales orders within the next 12-18 months are not for devices that contain the components of the work in process inventory, we may need to discard the unused work in process inventory. In 2004, we established a $100,000 reserve for obsolete or slowing moving inventory. In 2005, we increased this reserve by an incremental $150,000. There can be no assurance that this reserve will be adequate for 2006 and/or that it will not have to be increased.

We depend on our Research & Development ("R&D") team for product development and/or product enhancement.

      Product development and/or enhancement are performed by our R&D team. There can be no assurance that our R&D team can successfully complete the enhancement of our current products and/or complete the development of new products. Furthermore, the loss of one or more members of our R&D team could result in the interruption or termination of new product development and/or current product enhancement, affecting our ability to provide new or improved products to the marketplace, which would put us at a competitive disadvantage.

Our products must be cost competitive and perform to the satisfaction of our customers.

      Cost competitiveness and satisfactory product performance are essential for success in the point of collection drug testing market. There can be no assurance that new products we may develop will meet projected price or performance objectives. In fact, price competition is increasing in the point of collection testing markets as additional foreign (i.e. non-U.S. based companies) manufacturers enter the market. Foreign manufacturers have lower manufacturing costs and therefore can offer their products at a lower cost than a U.S. manufacturer. These lower costs include but are not limited to costs for labor, materials, regulatory compliance and insurance.

      Moreover, there can be no assurance that unanticipated problems will not arise with respect to technologies incorporated into our test kits or that product defects, affecting product performance, will not become apparent after commercial introduction of our additional test kits. In the event that we are required to remedy defects in any of our products after commercial introduction, the costs to us could be significant, which could have a material adverse effect on our revenues or earnings.

We face significant competition in the drug testing market and potential technological obsolescence.

      We face competition from other manufacturers of drugs of abuse screening products such as Varian, Inc., Medtox Scientific, Inc. and Biosite Diagnostics in the urine point of collection testing market and OraSure Technologies, Inc in the saliva point of collection testing market. These competitors are more well known and have far greater financial resources than us. The markets for drugs of abuse screening products and related products are highly competitive. There can be no assurance that other companies will not attempt to develop or market products directly competitive with our drugs of abuse product line. We expect other companies to develop technologies or products, which will compete with our products.

Possible inability to hire and retain qualified personnel.

      We will need additional skilled, sales and marketing, technical and production personnel to grow the business. If we fail to retain our present staff or hire additional qualified personnel our business could suffer.

We depend on key personnel to manage our business effectively.

      We are dependent on the expertise and experience of our senior management such as Stan Cipkowski, Chief Executive Officer, Keith E. Palmer, Chief Financial Officer, Martin Gould, Chief Scientific Officer and Todd Bailey, Vice President, Sales & Marketing for our future success. The loss of Messrs. Cipkowski, Palmer, Gould and/or Bailey could negatively impact our business and results of operations. We do not maintain key man insurance for any of our management employees and there can be no assurance that any of our senior management will continue their employment.

Failure to effectively manage our growth and expansion could adversely affect our business and operating results.

      We anticipate expansion of our operations in the future. Any failure to manage our growth effectively will result in less efficient operations, which could adversely affect our operating and financial results.

      To effectively manage our growth, we must, among other things:

      o accurately estimate the number of employees we will require and the areas in which they will be required;
      o upgrade and expand our office infrastructure so that it is appropriate for our level of activity;
      o     manage expansion into additional geographic areas; and
      o     improve and refine our operating and financial systems.

      We expect to devote considerable resources and management time to improving our operating and financial systems to manage our growth. Failure to accomplish any of these objectives would impede our ability to deliver products and services in a timely fashion, fulfill existing customer orders and attract and retain new customers; these impediments would have a material adverse effect on our financial condition, results of operations and cash flows.

Any adverse changes in our regulatory framework could negatively impact our business.

      Approval from FDA is not currently required for the sale of our products in non-clinical markets, but is required in the clinical and over-the-counter ("OTC") markets. Although our drugs of abuse products have met FDA requirements for professional use, we have not obtained OTC clearance from FDA. The workplace market is one of our primary markets and if any additional FDA clearance is required to sell in this market, this additional cost may cause us to raise the price of our products making it difficult to compete with other point of collection products or laboratory based testing, thereby negatively impacting our revenues. Furthermore, there can be no assurance that if we are required to apply for additional FDA clearances they will be granted. If such clearance is not granted, we would be unable to sell our products in the workplace market and our revenues would be negatively impacted. Although we are currently unaware of any changes in regulatory standards related to the clinical and OTC markets, if regulatory standards were to change in the future, there can be no assurance that FDA will grant us the approvals, if and when we apply for them, required to comply with the changes.

We rely on intellectual property rights, and we may not be able to obtain patent or other protection for our technology, products or services.

      We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary technology, products and services. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining our technology leadership position. All personnel are bound by non-disclosure agreements. If personnel leave our employment, in some cases we would be required to protect our intellectual property rights pursuant to common law theories, which may be less protective than provisions of employment, non-competition or non-disclosure agreements.

      We seek to protect our proprietary products under trade secret and copyright laws, which afford only limited protection. We currently have a total of 24 U.S. and foreign patents relating to the Rapid Drug Screen and/or Rapid One product line. We have additional patent applications pending in the United States, and other countries, related to our drugs of abuse products. We have trademark applications pending in the United States. Certain trademarks have been registered in the United States and in other countries.

      Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain information that we regard as proprietary. For example, our sales were adversely affected in fiscal 2000 and fiscal 2001 (year ending April 30, 2001) as a result of sales of products similar to ours. In April of 1999, we filed suit in a federal court against Phamatech, Inc. of California, a former supplier of ours, and numerous other parties to stop these sales. We incurred significant legal fees attempting to enforce our patents. In April 2001, we settled with Phamatech and all other defendants in this lawsuit.

      We may be required to incur significant costs to protect our intellectual property rights in the future. In addition, the laws of some foreign countries do not ensure that our means of protecting our proprietary rights in the United States or abroad will be adequate. Policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible. Additionally, there is no assurance that the additional patents will be granted or that additional trademarks will be registered.

Potential issuance and exercise of new warrants and exercise of outstanding warrants could adversely affect the value of our securities.

      In addition to the warrants and 400,000 common shares underlying the warrants covered under this Prospectus, ABMC has the following securities outstanding:

      In May 2001, we issued a 5 year warrant to purchase 200,000 common shares of our stock at an exercise price of $1.50 per share to Brean Murray & Co., Inc. ("Brean Murray") as compensation for their services as a financial advisor.

      On August 22, 2001, we issued warrants ("Private Placement Warrants"), exercisable during a 54 month period beginning February 22, 2002, to purchase 1,274,500 common shares of our stock at an exercise price of $1.05 per share in connection with the private placement of 2,549,000 shares of common stock (the 1,274,500 warrants issued in connection with the August 2001 private placement trade on the National Association of Securities Dealers Automated Quotations ("NASDAQ") SmallCap Market and may be hereafter referred to as the "trading warrants"). We also issued, on August 22, 2001, warrants, exercisable during a 54 month period beginning February 22, 2002, to purchase a total of 203,920 common shares of our stock at an exercise price of $1.20 per share, of which warrants to purchase 152,940 common shares were issued to Brean Murray as compensation for their services as placement agent and warrants to purchase 12,745 common shares were issued to Axiom Capital Management, Inc., warrants to purchase 5,735 common shares were issued to Jeffrey Goldberg, warrants to purchase 16,250 common shares were issued to Barry Zelin, and warrants to purchase 16,250 common shares were issued to David L. Jordon, each for their services as sub-agents of Brean Murray. In the fiscal year end December 31, 2004, 2,500 trading warrants were exercised and in fiscal year ending December 31, 2005, 2,500 trading warrants were exercised, leaving a balance of 1,269,500 trading warrants.

      On December 2, 2003, we issued a warrant, exercisable during a 5 year period beginning December 2, 2003, to purchase 300,000 common shares of our stock at an exercise price of $1.15 per share to Brean Murray as compensation as our financial advisor. In June 2004, we amended the December 2, 2003 Financial Advisory Agreement with Brean Murray and Brean Murray surrendered 150,000 of the 300,000 warrants to purchase common stock (a copy of this amendment was filed as Exhibit 10.19.1 to the Company's Form 10QSB for the quarter ended June 30,
2004).

      If the warrants under this Prospectus, the Brean Murray warrants, and the Private Placement warrants are exercised, the common shares issued will be freely tradable, increasing the total number of common shares issued and outstanding. If these shares are offered for sale in the public market, the sales could adversely affect the prevailing market price by lowering the bid price of our securities. The exercise of any of these warrants could also materially impair our ability to raise capital through the future sale of equity securities because issuance of the common shares underlying the warrants would cause further dilution of our securities. The warrants are subject to or contain certain anti-dilution protection that may result in the issuance of additional shares under some circumstances including, but not limited to, paying of a dividend, subdivision of our outstanding shares into a greater number of shares, combination of our outstanding shares into a smaller number of shares, an issuance of shares of common stock by reclassification or in the case of the warrants under this Prospectus and Brean Murray warrants, a sale of our common shares, or a security convertible into common shares, for consideration per share less than the exercise price of the warrants.

Potential issuance and exercise of new options and exercise of outstanding options could adversely affect the value of our securities.

      The Board of Directors of the Company has adopted 4 Nonstatutory Stock Option Plans providing for the granting of options to employees, directors, and consultants (see Note H[2]). As of December 31, 2005, there were 4,268,080 options issued and outstanding under all four plans combined. The Company's Board of Directors accelerated the vesting periods of all outstanding options to vest 100% on December 14, 2005 therefore as of December 31, 2005 all options issued and outstanding, or 4,268,080 were exercisable. As of December 31, 2005, there were 9,500 options available for issuance under the Fiscal 2000 Plan and 664,420 options available for issuance under the Fiscal 2001 Plan. There are no options available for issuance under either the Fiscal 1997 Plan or the Fiscal 1998 Plan and there are no options issued and outstanding under the Fiscal 1997 Plan As options expire or are cancelled under the Fiscal 1997 and Fiscal 1998 Plan, they are not re-issued.

      If these options are exercised, the common shares issued will be freely tradable, increasing the total number of common shares issued and outstanding. If these shares are offered for sale in the public market, the sales could adversely affect the prevailing market price by lowering the bid price of our securities. The exercise of any of these options could also materially impair our ability to raise capital through the future sale of equity securities because issuance of the common shares underlying the options would cause further dilution of our securities. The options are subject to or contain certain anti-dilution protection that may result in the issuance of additional shares under some circumstances including, but not limited to, paying of a dividend in common shares, a declaration of a dividend payable in a form other than common shares in an amount that has a material effect on the price of common shares, a combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a lesser number of common shares, a recapitalization, a spin-off or a similar occurrence.

Substantial resale of restricted securities may depress the market price of our securities.

      There are 4,369,655 common shares presently issued and outstanding as of the date hereof that are "restricted securities" as that term is defined under the Securities Act of 1933, as amended, (the "Securities Act") and in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides that a person holding restricted securities for a period of one year or more may, in any three month period, sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to the greater of one percent of our outstanding common shares or the average weekly trading volume for the prior four weeks. Sales of unrestricted shares by affiliates of the Company are also subject to the same limitation upon the number of shares that may be sold in any three-month period. Investors should be aware that sales under Rule 144 or 144(k), or pursuant to a registration statement filed under the Act, may depress the market price of our Company's securities in any market that may develop for such shares.

We may need additional funding for our existing and future operations.

      The Company believes that its current cash balances, and cash generated from future operations will be sufficient to fund operations for the next twelve months. This estimate is based on certain assumptions and there can be no assurance that unanticipated costs will not be incurred. Future events, including the problems, delays, expenses and difficulties which may be encountered in establishing and maintaining a substantial market for our products, could make cash on hand insufficient to fund operations. If cash generated from operations is insufficient to satisfy the Company's working capital and capital expenditure requirements, the Company may be required to sell additional equity or debt securities or obtain additional credit facilities. There can be no assurance that such financing will be available or that the Company will be able to complete financing on satisfactory terms, if at all. Any financing may result in further dilution to existing shareholders.

Our ability to retain and attract market makers is important to the continued trading of our securities.

      Our common shares trade on the NASDAQ SmallCap Market under the symbol "ABMC", and our common stock purchase warrants trade on the NASDAQ SmallCap Market under the symbol "ABMCW". In the event that the market makers cease to function as such, public trading in our securities will be adversely affected or may cease entirely.

If we fail to meet the continued listing requirements of the NASDAQ SmallCap Market, our securities could be delisted.

      Our securities are listed on the NASDAQ SmallCap Market. The NASDAQ Stock Market's Marketplace Rules impose requirements for companies listed on the NASDAQ SmallCap Market to maintain their listing status, including minimum common share bid price of $1.00, and $2,500,000 in shareholders' equity or $500,000 in net income in the last fiscal year. As of the date of filing of this Prospectus our common shares are trading below the minimum bid requirement and our common shares have traded at levels lower than the minimum bid requirement within the last twelve months (see Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2006).

      Delisting could reduce the ability of investors to purchase or sell our securities as quickly and as inexpensively as they have done historically and could subject transactions in our securities to the penny stock rules. Furthermore, failure to obtain listing on another market or exchange may make it more difficult for traders to sell our securities. Broker-dealers may be less willing or able to sell or make a market in our securities because of the penny stock disclosure rules. Not maintaining a listing on a major stock market may result in a decrease in the trading price of our securities due to a decrease in liquidity and less interest by institutions and individuals in investing in our securities. Delisting from the NASDAQ SmallCap Market would also make it more difficult for us to raise capital in the future.

           CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

      Some of the statements in this Prospectus are forward-looking statements. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written materials, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as "may", "will", "could", "should", "believe", "expect", "anticipate", "estimate", "continue", "predict" or similar expressions, with respect to various matters.

      It is important to note that our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors. These important factors include continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development and intellectual property rights, our dependence on key personnel, third party sales and suppliers, and other factors discussed in "Risk Factors" beginning on page 12 of this Prospectus.

      All forward-looking statements in this Prospectus are based on information available to us on the date of this Prospectus. We do not undertake any duty to update any forward-looking statements that may be made by us or on our behalf in this Prospectus or otherwise. In addition, please note that matters set forth under the caption "Risk Factors" beginning on page 12 of this Prospectus constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

      An investment in our common shares involves a high degree of risk. You should carefully consider the specific factors listed above, together with the cautionary statement under the caption "Cautionary Statement Regarding Forward Looking Statements" and the other information included in this Prospectus, before purchasing our common shares. The risks described above are not the only ones that we face. Additional risks that are not yet known to us or those we currently think are immaterial could also impair our business, operating results or financial condition. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the common shares being sold in this offering. The common shares will be offered and sold by the Selling Shareholder for their own accounts. However, if the Selling Shareholder exercises the remaining warrants to purchase 400,000 common shares, we will receive proceeds of $380,000 as a result of such exercise.

                               SELLING SHAREHOLDER

      The following table sets forth the name of the Selling Shareholder, the number of common shares beneficially owned by the Selling Shareholder as of April 25, 2006 and the number and percentage of common shares owned by them after the offering, assuming all shares offered by the selling shareholder are sold and are sold to third parties:

                            NUMBER OF COMMON                               NUMBER OF COMMON
                           SHARES BENEFICIALLY                            SHARES BENEFICIALLY   PERCENT BENEFICIALLY
    NAME OF SELLING         OWNED BEFORE THE        NUMBER OF COMMON        OWNED AFTER THE        OWNED AFTER THE
      SHAREHOLDER               OFFERING           SHARES OFFERED(1)           OFFERING              OFFERING(2)
    ---------------        -------------------     -----------------      -------------------   --------------------
Steven Grodko                    400,000                400,000                    0                     0%

      (1) The number set forth in this column represents the number of common shares issuable under the exercise of warrants issued to the Selling Shareholder.

      (2) Based upon 21,359,768 common shares outstanding as of April 25, 2006. Assuming all shares offered by this Prospectus are sold and are sold to third parties.

      Except for being a holder of our common shares listed in the table above, the Selling Shareholder has not held any position, office, or had any other material relationship with us in the past three years.

                              PLAN OF DISTRIBUTION

      The Selling Shareholder, or their pledgees, donees, transferees or other successors in interest, may offer the common shares covered by this Prospectus to the public or otherwise from time to time. We are registering the Selling Shareholder's resale of these common shares. The registration of these common shares does not necessarily mean that any of them will be offered or sold by the Selling Shareholder. In connection with any sales, the Selling Shareholder and any brokers, dealers or agents participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of common shares by them and any discounts, concessions or commissions received by any brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      The sales may be made, from time to time, in The Nasdaq Stock Market, on any stock exchange, in the over-the-counter market, in privately negotiated transactions or otherwise at prices prevailing in such market, at prices related to market prices or at negotiated or fixed prices. In effecting sales, the Selling Shareholder may engage brokers, dealers and agents, and they may arrange for other brokers, dealers or agents to participate. Brokers, dealers and agents will receive usual and customary commissions, concessions or discounts from the Selling Shareholder in amounts to be negotiated, and, if the broker, dealer or agent acts as agent for the purchaser of the common shares, from the purchaser.

      Brokers, dealers or agents may agree with the Selling Shareholder to sell a specified number of common shares at a stipulated price per share, and, to the extent such broker, dealer or agent is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker's, dealer's or agent's commitment to the Selling Shareholder. Brokers, dealers or agents who acquire the common shares as principal may resell those common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other brokers, dealers or agents, including transactions of the nature described above in The Nasdaq Stock Market, on any stock exchange, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices, and in connection with these resales may pay to or receive from the purchasers of common shares, commissions, concessions or discounts as described above.

      We are bearing all of the costs relating to the registration of the common shares. Any commissions, concessions, discounts, or other fees payable to a broker, dealer, agent or market maker in connection with any sale of common shares will be borne by the Selling Shareholder. We estimate that our total expenses of this offering, other than such commissions, concessions, discounts or other fees, will be approximately $12,542. We will not receive any of the proceeds from the sale of the common shares by the Selling Shareholder. However, if the Selling Shareholder exercises the remaining warrants to purchase 400,000 common shares, we will receive proceeds of $380,000 as a result of such exercise.

      We have informed the selling shareholder that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of securities by the Selling Shareholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the common shares. We have also advised the Selling Shareholder that if a particular offer of common shares is to be made on terms constituting a material change from the information described in this "Plan of Distribution" section of the Prospectus, then, to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

                                  LEGAL MATTERS

      The validity of the common shares offered by this prospectus has been passed upon for us by Tuczinski, Cavalier, Burstein & Collura, P.C., 54 State Street, Suite 803, Albany, New York 12207.

                                     EXPERTS

      The financial statements as of December 31, 2005, incorporated in this Prospectus by reference, have been so included in reliance on the report of UHY LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

                                MATERIAL CHANGES

      There have been no material changes in the Company's affairs since December 31, 2005 which have not been described in a report on Quarterly Report on Form 10-QSB or a Current Report on Form 8-K.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers such as us that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov. We also maintain a website at http://www.abmc.com. The information on our website is not part of this Prospectus.

      We have filed with the SEC a Registration Statement on Form S-3 to register the common shares that we are offering in this Prospectus. This Prospectus is part of the Registration Statement. This Prospectus does not include all of the information contained in the Registration Statement. For further information about the common shares and us offered in this Prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the SEC's public reference facilities at the address listed above.

      Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

                           INCORPORATION BY REFERENCE

      The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information.

      This Prospectus incorporates documents by reference that are not presented in or delivered with it. The following documents, which we have filed with the SEC, are incorporated by reference into this Prospectus:

      o Our Annual Report on Form 10-KSB for fiscal year ended December 31, 2005 filed March 31, 2006.
      o The description of our common shares in our prospectus included in our registration statement filed with the Securities and Exchange Commission on November 21, 1996, on Form 10-SB under the caption "Description of Securities" on page 18 of the prospectus and incorporated by reference into any reports filed for the purpose of updating such description.

      In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus but before termination of this offering are deemed to be incorporated by reference into this Prospectus and will constitute a part of this Prospectus form the date of filing of those documents.

      The documents incorporated by reference into this Prospectus are available from us upon request. We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, at no cost to the requester, upon your written or oral request, a copy of all of the information that is incorporated in this Prospectus by reference, except for exhibits unless the exhibits are specifically incorporated by reference into this prospectus. Please submit your requests for any of such documents to: American Bio Medica Corporation, 122 Smith Road, Kinderhook, New York 12106, Attn: Melissa A. Decker, Corporate Secretary, (800) 227-1243.

                                     PART II
                     Information Not Required in Prospectus

Item 14. Other Expenses Of Issuance And Distribution

      The expenses payable by us in connection with the issuance and distribution of the securities are estimated as follows:

                                      AMOUNT
                                      ------

      SEC Registration Fee           $     42
      Legal Fees and Expenses        $  7,500
      Accounting                     $  5,000
      Transfer Agent Fees            $     --
      Miscellaneous                  $     --

      Total:                         $ 12,542
                                     ========

Item 15. Indemnification of Directors and Officers

      Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of; or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for that portion of the settlement amount and expenses as the court deems proper.

      The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or when authorized by (i) such certificate of incorporation or by-laws; (ii) a resolution of shareholders; (iii) a resolution of directors; or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

      In addition, we also maintain a Directors' and Officers' Liability Insurance Policy.

Item 16. Exhibits

      See Index to Exhibits

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, ABMC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ABMC of expenses incurred or paid by a director, officer or controlling person of ABMC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The Company will:

(a) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(b) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kinderhook and State of New York on April 27, 2006.

                                           AMERICAN BIO MEDICA CORPORATION
                                           (Registrant)

                                           By:  /s/ Keith E. Palmer
                                                -------------------
                                                Keith E. Palmer
                                                Principal Financial Officer,
                                                Executive Vice President &
                                                Treasurer
                                                (Principal Accounting Officer)

      Each of the undersigned officers and directors of American Bio Medica Corporation whose signature appears below hereby appoints Stan Cipkowski and Keith E. Palmer, and each of them, as true and lawful attorney-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this registration statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue herewith.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 27, 2006:

           Signature                              Title
           ---------                              -----

/s/ Stan Cipkowski                   Chief Executive Officer and Director
--------------------------------     (Principal Executive Officer)
Stan Cipkowski

/s/ Edmund M. Jaskiewicz             President and Chairman of the Board of
--------------------------------     Directors
Edmund M. Jaskiewicz

/s/ Keith E. Palmer                  Principal Financial Officer, Executive Vice
--------------------------------     President and Treasurer
Keith E. Palmer                      (Principal Accounting Officer)

/s/ Richard P. Koskey                Director
--------------------------------
Richard P. Koskey

/s/ Daniel W. Kollin                 Director
--------------------------------
Daniel W. Kollin

/s/ Carl A. Florio                   Director
--------------------------------
Carl A. Florio

/s/ Anthony G. Costantino, Ph.D.     Director
--------------------------------
Anthony G. Costantino, Ph.D.

American Bio Medica Corporation
Index to Exhibits

Number                         Description of Exhibits
------                         -----------------------

4.18 Extension Agreement by and between the Company and Steven Grodko, filed as an exhibit to the Company's Annual Report on Form 10-KSB filed on March 31, 2006 and incorporated herein by reference
4.19 Registration Letter Agreement by and between the Company and Steven Grodko filed as an exhibit to the Company's Annual Report on Form 10-KSB filed on March 31, 2006 and incorporated herein by reference
4.20*    Form of Warrant by and between the Company and Steven Grodko
5.1*     Opinion and Consent of Tuczinski, Cavalier, Burstein & Collura, P.C.
23.1*    Consent of Independent Registered Public Accounting Firm
23.2*    Consent of Tuczinski, Cavalier, Burstein & Collura. P.C. (contained in
         Exhibit 5.1)
24.1*    Powers of Attorney (included on page S-1)

----------
*     Filed with this registration statement.

                                      E-1